        As filed with the Securities and Exchange Commission on July 2, 1998
                                                      Registration No. _______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
        FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
        ----------------------------------------------------------------

                         FIRSTFED AMERICA BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)
  DELAWARE                            6035                    11-3333218
(State of Incorporation)       (Primary Standard             (IRS Employer
                          Classification Code Number)      Identification No.)

                                ONE FIRSTFED PARK
                               SWANSEA MALL DRIVE
                          SWANSEA, MASSACHUSETTS 02777
                                 (508) 235-1500
   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

         FIRSTFED AMERICA BANCORP, INC. 1997 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)

                                                    COPIES TO:
    ROBERT F. STOICO                                THOMAS P. HUTTON, ESQ.
    PRESIDENT AND CHIEF EXECUTIVE OFFICER           LAWRENCE M.F. SPACCASI, ESQ.
    ONE FIRSTFED PARK                               MULDOON, MURPHY & FAUCETTE
    SWANSEA MALL DRIVE                              5101 WISCONSIN AVENUE, N.W.
    SWANSEA, MASSACHUSETTS 02777                    WASHINGTON, D.C.  20016
    (508) 235-1500                                  (202) 362-0840
    (Name, Address and Telephone Number of Agent for Service)

    If any of the securities being registered on this Form are to be offered
         on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

========================================================================================================
   Title of each Class of      Amount to be   Proposed Purchase     Estimated Aggregate   Registration
Securities to be Registered    Registered(1)   Price Per Share       Offering Price(2)        Fee
--------------------------------------------------------------------------------------------------------
       Common Stock             870,715
      $.01 par Value           Shares (3)        $ 18.569(4)           $ 16,168,641         $ 4,770
--------------------------------------------------------------------------------------------------------
       Common Stock             348,286
      $.01 par Value           Shares (5)        $ 19.06 (6)           $ 6,638,331          $ 1,958
========================================================================================================
(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan (the "1997
   Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of FIRSTFED AMERICA BANCORP, INC. pursuant to
   17 C.F.R. Section 230.416(a).
(2)Estimated solely for the purpose of calculating the registration fee pursuant to 17 C.F.R. Section 230.457(h)(1).
(3)These shares are the total number of shares currently reserved for purchase pursuant to the exercise of Options and Option-related Awards which may be granted under the Incentive Plan.
(4)Pursuant to Rule 457(h)(1) and (c), the weighted average price determined by the exercise price of $18.50 per share at which options for 781,707 shares and $19.25 per share at which options for 55,630 shares under the Plan have been granted to date and by $19.06, the market value of the Common Stock on
   June 29, 1998, as determined by the average of the high and low prices listed on the American Stock Exchange as reported in the Wall Street Journal, for which 89,008 options have not yet been granted under the Plan.
(5)These shares are the total number of shares of Common Stock currently reserved for Awards under the Incentive Plan prior to any adjustment as permitted under such Plan.
(6)The price determined by the market value of the Common Stock on June 24,
   1998, as determined by the average of the high and low prices listed on the
   American Stock Exchange as reported in the Wall Street Journal, in accordance with Rule 457(c) of the Securities Act.

   THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. Section 230.462.
Number of Pages __
Exhibit Index begins on Page 10

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan ("1997 Plan") as required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC"), either as a part of this Registration Statement or as prospectuses or prospectus supplements, pursuant to Rule 424 in reliance on Rule 428.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) FIRSTFED AMERICA BANCORP, INC.'s (the "Holding Company" or the "Registrant") Annual Report on Form 10-K for the fiscal year ended March 31, 1998, which includes consolidated balance sheets of the Holding Company and subsidiaries as of March 31, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each year in the three-year period that ended March 31, 1998, together with the related notes and the report of KPMG Peat Marwick LLP, independent auditors dated April 30, 1998 filed on June 26, 1998.

         (b) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 1-12305), as filed with the SEC pursuant to
Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on October 10, 1996 and declared effective on November 12, 1996, as incorporated by reference from the Registrant's Registration Statement on Form S-1 (SEC No. 333-12855) declared effective on November 12, 1996.

         (c) All documents filed by the Registrant pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

          ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.





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



ITEM 4.  DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock offered hereby has been passed upon by the firm of Muldoon, Murphy & Faucette, Washington, D.C. for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.



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



E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.



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



ITEM 8.  EXHIBITS.

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

     (a)  List of Exhibits (filed herewith unless otherwise noted)

     3.1  Certificate of Incorporation of the Registrant.(1)
     3.2  Bylaws of the Registrant.(1)
     4    FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan
     5 Opinion of Muldoon, Murphy & Faucette as to the legality of the Common Stock registered hereby.
     23.1 Consent of Muldoon, Murphy & Faucette (contained in the opinion included as Exhibit 5).
     23.2 Consent of KPMG Peat Marwick LLP.
     24   Powers of Attorney (contained on the signature pages).
-----------------------

     1 Incorporated herein by reference from Exhibits 3.1 and 3.2, respectively, contained in the Registration Statement on Form S-1 (SEC No. 333-12855), as amended and declared effective by the Securities and Exchange Commission on November 12, 1996.


ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement unless the information required by (i) and
               (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this registration statement;


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



     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES


THE REGISTRANT.

    Pursuant to the requirements of the Securities Act of 1933, as amended, FIRSTFED AMERICA BANCORP, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Swansea, Commonwealth of Massachusetts, on July 2, 1998.

                                     FIRSTFED AMERICA BANCORP, INC.


                                     By:/s/ Robert F. Stoico
                                        ----------------------------------------
                                        Robert F. Stoico
                                        President and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Stoico) constitutes and appoints Robert F. Stoico and Mr. Stoico hereby constitutes and appoints Edward A. Hjerpe, III, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                            Title                           Date
    ----                            -----                           ----

/s/ Robert F. Stoico          President and Chief                July 2, 1998
-----------------------       Executive Officer
Robert F. Stoico              (principal executive officer)


/s/ Edward A. Hjerpe, III     Senior Vice President and          July 2, 1998
-------------------------     Chief Financial Officer
Edward A. Hjerpe, III         (principal financial and
                              accounting officer)

/s/ Gilbert C. Oliveira       Director                           July 2, 1998
------------------------
Gilbert C. Oliveira


/s/ Thomas A. Rodgers, Jr.    Director                           July 2, 1998
--------------------------
Thomas A. Rodgers, Jr.



/s/ Richard W. Cederberg      Director                           July 2, 1998
-------------------------
Richard W. Cederberg



/s/ John S. Holden, Jr.       Director                           July 2, 1998
-----------------------
John S. Holden, Jr.



/s/ Paul A. Raymond, D.D.S.   Director                           July 2, 1998
---------------------------
Paul A. Raymond, D.D.S.



/s/ Anthony L. Sylvia         Director                           July 2, 1998
----------------------
Anthony L. Sylvia



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


                                  EXHIBIT INDEX
                                  -------------
                                                                                                                       Sequentially
                                                                                                                         Numbered
                                                                                                                           Page
   Exhibit No.           Description                       Method of Filing                                              Location
-----------------        --------------------------        --------------------------------------------------        ---------------

       3.1               Certificate of                    Incorporated herein by reference from Exhibit 3.1               --
                         Incorporation of                  contained in the Registration Statement on Form
                         FIRSTFED                          S-1 filed with the SEC and declared effective on
                         AMERICA                           November 12, 1998.
                         BANCORP, INC.

       3.2               Bylaws of FIRSTFED                Incorporated herein by reference from Exhibit 3.2               --
                         AMERICA                           contained in the Registration Statement on Form
                         BANCORP, INC.                     S-1 filed with the SEC and declared effective on
                                                           November 12, 1998.

        4                FIRSTFED                          Filed herewith.
                         AMERICA
                         BANCORP, INC.
                         1997 Stock-Based
                         Incentive Plan

        5                Opinion of Muldoon,               Filed herewith.
                         Murphy & Faucette
                         as to the legality of
                         the Common Stock
                         registered hereby

      23.1               Consent of                        Contained in the opinion included as Exhibit 5.
                         Muldoon, Murphy
                         & Faucette

      23.2               Consent of KPMG                   Filed herewith.
                         Peat Marwick, LLP

      24                 Powers of Attorney                Located on the signature page.                                  --






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